Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) of Tonix Pharmaceuticals Holding Corp. for the registration of 300,000 shares of its common stock reserved for issuance under the Tonix Pharmaceuticals Holding Corp. 2014 Employee Stock Purchase Plan and to the incorporation by reference therein of our report dated March 28, 2014, with respect to the consolidated financial statements of Tonix Pharmaceuticals Holding Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ EISNERAMPER LLP

New York, New York
February 10, 2015